                                                                   Exhibit 10.11

                     [LETTERHEAD OF HEIDRICK & STRUGGLES]


December 28, 2000



PERSONAL & CONFIDENTIAL
-----------------------

Ms. Stephanie W. Abramson
101 Central Park West
New York, NY 10023

Dear Stephanie:

On behalf of Heidrick & Struggles, Inc., I am pleased to confirm our offer of employment to you as Chief Legal and Corporate Development Officer and Corporate Secretary reporting to the Chief Executive Officer of Heidrick & Struggles International, Inc (the "Company"). You will also have the internal title of Senior Partner. You will serve as Secretary of the Board of Directors of the Company, and as such, will be expected to attend all Board meetings. You will also be a member of the "Office of the CEO" and will be asked to participate in our Heidrick Ventures division. Initially and until otherwise specified within mid-town Manhattan, you will be located in our 245 Park Avenue, New York office. Attached to this letter, for reference purposes, is a copy of my November 30, 2000, memorandum to you which outlines my view of your initial responsibilities.

I look forward to seeing you on February 12, 2001, your first day of employment. Your monthly base salary is $45,833.34, which equals $550,000.00 annually. Currently, salaries are reviewed annually in November/December, so you can expect your first salary review in November/December 2001.

Your annual bonus target for 2001 is 100% of base salary of which $300,000 is guaranteed to be paid when bonuses are paid in December of 2001 and March of 2002. Following 2001, you will participate in the regular bonus program then in effect for employees at your level. Bonuses are discretionary and are not earned until approved by the Compensation Committee and/or the Board of Directors of the Company and, subject to the paragraph below relating to termination without Cause including resignation for Good Reason and Change in Control, will be payable only if you are in the Company's employ on the regular
bonus payment dates.   Your total cash compensation will be subject to the
Heidrick & Struggles GlobalShare Program. As such, any bonus you receive may be partially paid in equity in accordance with the GlobalShare Program.

You will receive a stock option grant to purchase 25,000 shares of Heidrick & Struggles International, Inc. common stock. The options will be granted to you within 30 days of your employment start date. The options will be issued at Fair Market Value on the date of grant, will vest in increments of 25% on the first, second, third and fourth anniversaries of the date of grant, and will have a five-year term, except to the extent that vesting will be accelerated pursuant to the terms of the plan under which they are granted or in connection with a Change in Control.

Ms. Stephanie W. Abramson
December 28, 2000
Page Two

In addition, within 30 days following your employment start date, the Company will loan you $925,000.00 to be evidenced by a non-interest bearing Promissory Note ("Note") payable on December 31, 2004, except that, unless your employment is terminated by the Company without Cause or you have resigned for Good Reason, if you cease to be in the Company's employ, then the entire principal balance of the Note then remaining due shall, without demand or notice of any kind, be and become immediately due and payable within 30 days.

The Note will be forgiven if you are in the Company's employ (unless the Company has terminated your employment without Cause or you have resigned for Good Reason) on the following forgiveness dates: $462,500.00 on December 31, 2002; $231,250.00 on December 31, 2003; and $231,250.00 on December 31, 2004. The
income arising from the loan principal forgiveness will be subject to personal income tax withholding attributable to the forgiveness income when due. The Company is authorized to deduct the amounts required to be withheld from your cash bonus(es), or, if the bonus amount is less than the withholding, you will, immediately within 10 days, reimburse the Company for withholding payments made to the extent not covered by your bonus. The Company will reimburse you on a grossed-up basis for any income tax arising out of the interest-free nature of the loan.

In the event the Company terminates your employment without Cause or you resign for Good Reason prior to March 31, 2002, you shall be entitled to receive as severance pay, in a lump sum as soon as administratively feasible after the date of termination or resignation for Good Reason, an amount equal to twelve months of base salary plus the full amount of your target bonus for the year in which the termination occurs. Thereafter, except in connection with a Change in Control as set forth below, in the event the Company terminates your employment without Cause, you shall be entitled to receive as severance pay an amount consistent with the Company's then existing policy for corporate management.

In the event the Company terminates your employment without Cause or you resign for Good Reason within one year following a Change in Control, you shall be entitled to receive as severance pay, in a lump sum as soon as administratively feasible after the date of termination or resignation for Good Reason, an amount equal to (i) twelve months of base salary plus twelve months of target bonus and
(ii) the prorated portion of your target bonus for the year in which the termination occurs based on the number of months worked in such year. You shall also be entitled to either continuing participation in disability coverage or the reimbursement on a gross-up basis for the premium costs for disability coverage, until the first anniversary of termination of employment or resignation for Good Reason or such time as you are covered by comparable programs of a subsequent employer. The Company shall also reimburse you for costs attributable to your participation in COBRA. In addition, all outstanding options or other equity instruments may become immediately exercisable in accordance with the terms of the 1998 Heidrick & Struggles GlobalShare Program I, as amended from time-to-time, and the terms of any successor equity programs. In the event that a Change of Control payment to you is required, the Company agrees to reimburse you for the excise tax, if any, incurred by you under Internal Revenue Code (S) 280G.

Ms. Stephanie W. Abramson
December 28, 2000
Page Three

     . The term "Good Reason" shall mean (i) a diminution of the amount of your base salary or target bonus or benefits or level of eligibility for stock options or other incentive programs unless such diminution is consistent with other employees at your level; (ii) the elimination of your position or a diminution of responsibilities associated with your position; or (iii) a change in the location of your principal place of employment more than 50 miles in radius from its initial location without your approval.

     .    The term "Cause" shall mean:

          a) Fraud, or the embezzlement or misappropriation of funds or property of the Company or any of its affiliates by you, the conviction of, or the entrance of a plea of guilty or nolo contendre by you to a felony, or a crime involving moral turpitude;

          b) Neglect, misconduct or willful malfeasance which is materially injurious to the Company or any of its affiliates;

          c) Willful failure or refusal to perform your duties, or a willful, material breach of contract.

          . The term "Change in Control" shall mean the occurrence of any of the following events:

          a) Any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, or securities of the Company representing 20 percent or more of the combined voting power of the Company's then-outstanding securities;

          b) During any period of 24 months (not including any period prior to your employment start date), individuals who, at the beginning of such period, constitute the Board, and any new direction (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections a, c, or d herein, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which, if consummated, would constitute a Change in Control, or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10 percent or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

Ms. Stephanie W. Abramson
December 28, 2000
Page Four

          c) The stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent corporation) more than 66-2/3 percent of the combined voting power of the voting securities of the Company or such surviving entity or its parent corporation outstanding immediately after such merger or consolidation, and (B) after which no Person holds 20 percent or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity or its parent corporation; or

          d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

You will be entitled to participate in the Heidrick & Struggles International Inc. GlobalShare equity programs based upon your performance and attainment of your goals and objectives in the manner consistent with other employees at your level. Grants under these programs are subject to approval by the Board of Directors or Compensation Committee of Heidrick & Struggles International, Inc.

You will be eligible to participate in our benefits program and will receive a detailed guide on your starting date. Our benefits program includes group health and life/AD&D insurance, long-term disability, short-term disability salary continuation, time-off benefits (vacation, paid holidays, paid sick time), the Flexible Spending Account, and the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan. Our benefits program, bonus programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

The Company will pay the cost of maintaining your membership in good standing as a lawyer admitted to practice in New York including without limitation your dues and the expenses of continuing legal education and it shall pay the cost of your membership in the American Bar Association and The Association of the Bar of The City of New York. In addition, the Company will pay or reimburse you for dues for two business club memberships that you use in connection with business.

The Company shall reimburse you for all of your business expenses in accordance with its policies. You shall be entitled to first-class of air travel when you determine there is a business need for it. The Company's Physical Examinations Policy shall apply to you effective immediately upon your employment start date. The Financial Planning Program for Senior Partners will also apply to you.

Ms. Stephanie W. Abramson
December 28, 2000
Page Five

Before I conclude, let me highlight a few legal matters:

 .    You will be an "employee at will" unless or until we otherwise agree in writing. The purpose of this arrangement is to give both of us maximum flexibility and permits either of us to terminate employment and compensation at any time with or without Cause or notice, except for such period of notice as may be expressly provided in writing under written company employment policies in effect at the time of such termination.
 .    Your initial and continuing employment will be subject to your having the ability to work legally in the United States.
 .    You have advised us that you have not signed any agreements that will, in any way, prohibit your joining our firm or performing your work with us.
 .    This letter agreement and enclosures contain our entire understanding and can be amended only in writing and signed by you and the Chairman, President and Chief Executive Officer. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

To help clarify the programs and policies discussed above, I have included several enclosures. There are also some documents for you to sign. Please contact me directly if you have any questions. To acknowledge your acceptance of our offer of employment, please sign and return to me the enclosed copy of this letter along with the Confidentiality Agreement (relating to trade secrets, confidential information, clients, etc.), which we ask all employees to sign.

Again, I am pleased that you have chosen to join the Heidrick & Struggles global family. Please accept my best wishes for a most successful and prosperous career with us.

Yours sincerely,


/s/ Patrick S. Pittard
Patrick S. Pittard
Chairman, President and Chief Executive Officer


Enclosures


I hereby accept the terms and conditions of employment as outlined above:


/s/ Stephanie W. Abramson                    December 28, 2000
--------------------------------------       -----------------------
Stephanie W. Abramson                        Date